SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Confidential, for use of the Commission only (as permitted By Rule 14a-6(e) (2))
[ ]	Definitive Proxy Statement
[x]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Rule 14a-12
CB BANCSHARES, INC. (Name of Registrant As Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PRESS RELEASE ISSUED BY CB BANCSHARES ANNOUNCING THAT CB BANCSHARES SENT PROXY MATERIALS TO SHAREHOLDERS

NEWSPAPER ADVERTISEMENT PUBLISHED BY CB BANCSHARES IN HAWAII LOCAL PRINT MEDIA

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PRESS RELEASE ISSUED BY CB BANCSHARES ANNOUNCING THAT CB BANCSHARES SENT PROXY MATERIALS TO SHAREHOLDERS

May 17, 2003

FOR IMMEDIATE RELEASE

Contact:	Wayne T. Miyao Senior Vice President, City Bank Corporate Communications Ph: (808) 535-2590 Email: wmiyao@cb-hi.net Website: www.citybankhawaii.com

CB BANCSHARES SENDS PROXY MATERIALS TO SHAREHOLDERS

HONOLULU, May 17, 2003 - CB Bancshares, Inc. (Nasdaq: CBBI), the holding company of City Bank, today sent its proxy materials by overnight delivery to its shareholders. The following is the letter that accompanied those materials:

May 16, 2003

Dear CB Bancshares Shareholder:

As you are probably aware, Central Pacific Financial Corp. has commenced a self-serving campaign to acquire control of CB Bancshares. After careful consideration, including consultation with independent financial and legal advisors, your Board of Directors has unanimously concluded that Central Pacific's unsolicited proposal is inadequate from a financial point of view and not in the best interests of CB Bancshares.

In spite of our request to Central Pacific that it honor and accept your Board's decision, Central Pacific has decided to pursue its ill-advised takeover attempt and has forced CB Bancshares to convene a Special Meeting of Shareholders in order to get your approval for Central Pacific's proposed "control share acquisition." Approval of Central Pacific's proposal would facilitate Central Pacific's hostile effort to acquire CB Bancshares.

The Special Meeting will be held on Wednesday, May 28th at 8:00 a.m. Hawaii Standard Time at the Dole Cannery, Lanai Ballroom, Second Floor, 735 Iwilei Road, Honolulu, Hawaii, 96817. Your vote is important. Even if you cannot attend the meeting in person, you can vote your shares by following the instructions at the end of this letter. Please take the time to review the enclosed proxy materials.

The vote at the Special Meeting is being taken under Hawaii's Control Share Acquisitions law, which was enacted for your protection and benefit. The law requires persons seeking to take control of a Hawaii corporation to obtain the approval of its owners - you, the shareholders. As discussed in the accompanying proxy statement, your Board of Directors unanimously recommends that you vote "AGAINST" Central Pacific's proposal on the enclosed WHITE proxy card.

Since Central Pacific's announcement of its hostile takeover proposal over four weeks ago, you have been the target of a relentless media campaign orchestrated by Central Pacific's management to convince you of the purported benefits of its hostile takeover proposal. Remember, however, that Central Pacific has absolutely no obligation to protect your interests. Your Board, on the other hand, is keenly aware of its fiduciary duties and is committed to doing the right thing for CB Bancshares. We want to share with you some of the numerous reasons why your Board is asking you to vote "AGAINST" the Central Pacific proposal on the enclosed WHITE proxy card.

CB BANCSHARES: A STRONG LOCAL BANK WITH A BRIGHT FUTURE

City Bank has a proud tradition of delivering superior financial products and services to individuals and small and medium-sized businesses throughout Hawaii for nearly five decades. Over the past few years, your management team has taken a number of steps to enhance the bank's core operations, improve credit performance, strengthen the balance sheet and increase overall profitability. Today, City Bank is well positioned to take advantage of growth opportunities that we believe will enhance shareholder value for all CB Bancshares shareholders. Among other accomplishments, CB Bancshares has delivered:

• Stock price appreciation of 124% (from $19.53 to $46.38) over the three-year period ending immediately before Central Pacific announced its unsolicited proposal (April 16, 2000 to April 16, 2003), which is superior to that of Central Pacific's stock appreciation for the same time period;

• Over 15% compounded annual growth in earnings per share over the last five years;

• A reduction in nonperforming assets as a percentage of total assets from 1.53% as of December 31,1998 to .75% as of March 31, 2003;

• An increase in our loan loss reserves such that the coverage ratio of loan loss reserves to nonperforming loans has increased from 1.65 times as of December 31,1998 to 2.68 times as of March 31, 2003; and

•	An improvement in the efficiency ratio (costs relative to each $1 in revenues from 67.71 % in 1998 to 57.37% in 2002.

CENTRAL PACIFIC: AN UNACCEPTABLE PROPOSAL

We believe Central Pacific's hostile takeover proposal undervalues CB Bancshares' franchise, market position and the loyalty of its customers and raises serious concerns about the adverse effect such a combination would have on the people, communities and economy of Hawaii. Your Board believes, among other things, that Central Pacific's proposal:

•	Is financially inadequate - We believe that Central Pacific's proposal fails to adequately compensate you for the value, positive momentum and improved outlook of the CB Bancshares franchise.

•	Raises significant competitive concerns - Hawaii already has fewer banking alternatives per person than any other state in the country. Decreased competition could result in fewer banking products and services and higher prices.

•	Would result in numerous branch closings and layoffs - Central Pacific's proposed combination would result in the elimination of approximately 10 bank branches as well as our California loan production office, and could likely result in the layoffs of more than 200 employees.

•	Poses substantial execution risks - Central Pacific has not acquired another bank in its entire 49-year history. Central Pacific senior management and its Chairman, President and CEO, Clinton L. Arnoldus, do not have the relevant experience or, in our view, the expertise to accomplish the combination and integration of two banking institutions of approximately the same size, either on a friendly or hostile basis. And the anticipated branch closings and layoffs call into question Central Pacific's ability to maintain your company's earnings potential.

•	Relies on an unproven management team - Mr. Arnoldus and his senior management team have been together at Central Pacific for less than one year and have already lowered Central Pacific's earnings growth estimates. We note that Mr. Arnoldus has so much confidence in the future performance of Central Pacific stock that he personally owns no shares.

REJECT CENTRAL PACIFIC'S ATTEMPT TO TAKE OVER YOUR COMPANY

The Special Meeting on May 28th will give you the opportunity to decide whether you believe Central Pacific should be allowed to continue with its effort to take over your company. By halting Central Pacific's ill-advised campaign at this juncture, you can help City Bank return to executing on its value-creation strategy without being forced to engage in a disruptive, expensive and potentially lengthy takeover battle. Your Board unanimously recommends that you vote "AGAINST" Central Pacific's control share acquisition proposal by signing, dating and returning the WHITE proxy card in the enclosed self-addressed envelope today.

We thank you for your continued trust and support.

On behalf of your Board of Directors,

/s/ Lionel Y. Tokioka Chairman of the Board CB Bancshares, Inc.	/s/ Ronald K. Migita President & CEO CB Bancshares, Inc.

IMPORTANT RETURN YOUR WHITE PROXY CARD TODAY

Please take a moment to SIGN, DATE and RETURN your WHITE proxy card in the envelope provided. Remember, if your shares are held in ''Street-Name,'' only your broker or bank can vote your shares and only upon your specific instructions. Please sign, date and return the enclosed WHITE proxy card and contact the person responsible for your account to ensure that a WHITE proxy card is voted on your behalf.

Do not return any BLUE proxy card you may receive from Central Pacific.

If you have any questions or need assistance in voting your shares, please call:

INNISFREE M&A INCORPORATED TOLL FREE: (877) 687-1874 BANKS AND BROKERS CALL COLLECT: (212) 750-5833 HAWAII SHAREHOLDERS MAY CALL TOLL FREE: (877) 687-1873 or COLLECT: (808) 441-2025

Sandler O'Neill & Partners, L.P. is serving as financial advisor to CB Bancshares and Kobayashi, Sugita & Goda, a Honolulu law firm, is serving as local legal counsel.

CB Bancshares, Inc. is a bank holding company, which provides a full range of banking products and services for small-and-medium-sized businesses and retail customers through its principal subsidiary, City Bank. City Bank maintains 21 branches on the islands of Oahu, Hawaii, Maui and Kauai.

This communication may be deemed to include forward-looking statements, such as statements that relate to CB Bancshares' financial results. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intent," "estimate," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," and "could." Forward-looking statements are CB Bancshares' current estimates or expectations of future events or future results. For such statements, CB Bancshares claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those indicated by these statements because the realization of those results is subject to many risks and uncertainties. CB Bancshares' 2002 Annual Report on Form 10-K and other periodic reports to the Securities and Exchange Commission contain additional information about factors that could affect actual results. All forward-looking statements included in this communication are based on information available at the time of the release, and CB Bancshares assumes no obligation to update any forward-looking statement.

Subject to future developments, CB Bancshares may file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 relating to any tender/exchange offer made by Central Pacific Financial Corp. Shareholders of CB Bancshares are advised to read CB Bancshares' Solicitation/Recommendation Statement on Schedule 14D-9 when such document becomes available because it will contain important information. Shareholders of CB Bancshares and other interested parties may obtain, free of charge, copies of the Schedule 14D-9 (when available) and other documents filed by CB Bancshares with the SEC at the SEC's internet website at www.sec.gov. Each of these documents (when available) may also be obtained, free of charge, by calling investor relations at CB Bancshares at 808-546-8413.

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NEWSPAPER ADVERTISEMENT PUBLISHED BY CB BANCSHARES IN HAWAII LOCAL PRINT MEDIA

TEXT OF ADVERTISEMENT SHOWN ABOVE

If Clinton Arnoldus has his way,
small business
"wouldn't have another alternative"
besides his bank.

Here's what small business thinks about that:

"Diversity and choice are vital when it comes to banks and businesses in Hawaii. In order for any business, big or small, to survive and prosper, it needs to be able to choose a bank that provides the best fit. Having a bigger bank is not important and often times is not better, especially for small businesses."

Everett S. Kaneshige, President
Hand e Corp., Honolulu

"As a business owner, I must stress the importance of having a choice of two local community banks. Competition will be hurt if City Bank and Central Pacific Bank merge as well as the loss of jobs. It is essential that this merger be blocked."

Henry T. Y. Kwok, Director/Principal
KY International, Inc., Honolulu

"This is clearly an action intended to eliminate a challenging and competent competitor, which can only result in fewer choices and harm to the community. I support your efforts in blocking this predatory action by Central Pacific to absorb one of the few remaining customer-focused local banks in Hawaii."

K. Lyle Hugenberger
Maui High Performance Computing Center, Maui

"Having City Bank and Central Pacific Bank separate also benefits small businesses and the people of Hawaii, in that we have more options to choose where we would like to do our banking."

Bennett Hymer, Owner/Publisher
Mutual Publishing, Honolulu

"We believe that this move would not be in the best interest of small businesses. The philosophy would change as would the satisfaction of the current services that City Bank provides."

Harland Perry
Perry Management Corporation, Honolulu

"Hawaii needs organizations such as yours that have deep roots in the community and a sincere commitment to improving the business climate."

Bill Spencer
Hawaii Venture Capital Association, Kailua

"As a small business owner, I am concerned about a larger banking institution eliminating competition and, consequently, freedom of choice for small business."

Violeta Soriano, Office Manager
Gildo S. Soriano, M.D., Inc., Wahiawa

"Should this merger go through, our concern is the adverse effects that the reduced banking competition will have on customers like us. We are currently experiencing the hardships resulting from reduced competition in the contractor surety and insurance markets and do not wish to see the same in Hawaii's banking market. We do not see the benefit for Hawaii if people are put out of work, nor the gain for banking clients if their available choices are reduced."

Glenn M. Nohara, President
Koga Engineering & Construction, Inc., Honolulu

"Mangrove Tropicals supports the management of City Bank in their effort to resist a hostile takeover. We feel that the community will be best served through competition in our banking community and choices by the customers."

Kevin M. Kelly, President
Mangrove Tropicals, Kahuku

"I wanted to open my own business and [City Bank] was the only institution to 'take a chance' on me. … this plan cannot be good for the community. Honolulu is still a small community and we need as many options as possible."

Gary H. Arizala
Alphabetland Preschool & Kindergarten, Waipahu

"Hawaii needs the competition, the choices, and the services that are currently provided by City Bank. Let's keep it that way."

Burt Lum,
Mindwind Labs, Honolulu

It is my understanding that the proposed merger will decrease competition in offering credit to small businesses in Hawaii. This will in turn have a negative impact on our community.

Edward D. Sultan III, President, CEO
The Sultan Company, Honolulu

"We object to the merger. We have seen that consolidations and mergers in many industries have resulted in reduced customer services and choices, yet higher fees."

James Takamiya, President and Owner
Takamiya Market, Maui

"Fewer, larger banks would make it more difficult for us, the small business people and professionals to obtain financing. I own shares of CB Bancshares stock in our retirement fund and feel we should stand by City Bank since they have been so helpful to us."

Dr. Lloyd Minaai
Ophthalmologist, Hilo

"From a business perspective, we need as many quality lenders as we can possibly have on the island of Maui…A merger would certainly add to the disadvantages of small business by having less banking choices and less competition."

Lloyd Sodetani, President
Maui Realty Company, Inc., Maui

"Competition is always beneficial to the business community as well as individuals. The negative impact on this depressed economy would be devastating with the loss of jobs, loss of revenues by vendors currently servicing both banks, and the overall effects on the State of Hawaii."

Ronald Shirai, Owner/CEO
Electronic Business Machines, Honolulu

"Imua City Bank!"

Michael Weitzenhoff
M&M Tanks, Inc., Honolulu

"City Bank has earned a reputation for adjusting to the needs of the local community by creating specialty programs such as nonconforming loan products. I have faith that you will act in the best interests of your customers, shareholders, and employees in your efforts to ensure that the City Bank retains its positions as a bank which emphasizes personal relationships and local values."

John Clivio
Residential Specialists, Inc., Honolulu

"If this merger happens, small businesses in Hawaii will lose."

Terry Rude, Office Manager
Structural Dynamics, Honolulu

"Hawaii does not need another large bank. We need to nurture the smaller financial institutions, which in my experience are more sensitive to the needs of smaller businesses. I am a strong believer in diversity and feel consolidations of this type work against this principle."

Rick Parlee
Audissey, Honolulu

"It is my belief that competition within the banking community is positive for the welfare of the overall community. I believe that the merging of City Bank and Central Pacific would deprive the general community of healthy competition and a broader spectrum of service to the community. I respectfully urge you and the management, Board of Directors and employees of City Bank to resist this unsolicited attempt. My survival as a business is dependent on your ability to do so."

Richard D. Leong, President
Propark, Inc., Honolulu

It's a bad deal for small business.
It's a bad deal for Hawaii.

Speak out for competition! Send your comments to SmallBusiness@cb-hi.net, or write: Small Business, City Bank, 201 Merchant Street
#1200, Honolulu HI 96813

[CB Bancshares logo]	[City Bank logo]

This communication may be deemed to include forward-looking statements, such as statements that relate to CB Bancshares' financial results. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intent," "estimate," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," and "could." Forward-looking statements are CB Bancshares' current estimates or expectations of future events or future results. For such statements, CB Bancshares claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those indicated by these statements because the realization of those results is subject to many risks and uncertainties. CB Bancshares' 2002 Annual Report on Form 10-K and other periodic reports to the Securities and Exchange Commission contain additional information about factors that could affect actual results. All forward-looking statements included in this communication are based on information available at the time of the release, and CB Bancshares assumes no obligation to update any forward-looking statement.

The directors and certain executive officers of CB Bancshares may be deemed to be participants in the solicitation of proxies from the shareholders of CB Bancshares in connection with CB Bancshares' special meeting of shareholders (the "Special Meeting") under the Hawaii Control Share Acquisitions Statute. Information concerning such participants is contained in CB Bancshares' definitive proxy statement on Schedule 14A relating to CB Bancshares' 2003 Annual Meeting filed with the Securities and Exchange Commission (the "SEC") on March 12, 2003.

CB Bancshares filed a preliminary proxy statement on Schedule 14A with the SEC on May 5, 2003 with respect to its solicitation of proxies for use at the Special Meeting and, subject to future developments, CB Bancshares may file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 relating to any tender/exchange offer made by Central Pacific Financial Corp. Shareholders of CB Bancshares are advised to read CB Bancshares' Solicitation/Recommendation Statement on Schedule 14D-9 and CB Bancshares' proxy statement for the Special Meeting when such documents become available because they will contain important information. Shareholders of CB Bancshares and other interested parties may obtain, free of charge, copies of the Schedule 14D-9 (when available), CB Bancshares' proxy statement and other documents filed by CB Bancshares with the SEC at the SEC's internet website at www.sec.gov. Each of these documents (when available) may also be obtained, free of charge, by calling investor relations at CB Bancshares at 808-546-8413.

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